Exhibit 99.1

                       Theragenics Corporation(R) Appoints
             Frank J. Tarallo Chief Financial Officer and Treasurer


    BUFORD, Ga.--(BUSINESS WIRE)--July 20, 2005--Theragenics Corporation(R) (NYSE: TGX), a provider of brachytherapy products that include TheraSeed(R), its premier palladium-103 prostate cancer treatment device, and wound closure products through its CP Medical product line, today announced that effective August 8, 2005, Frank J. Tarallo will assume the position of Chief Financial Officer and Treasurer of Theragenics Corporation. Mr. Tarallo currently serves as General Manager of the Company's Oak Ridge, Tennessee facility. Prior to serving as General Manager, Mr. Tarallo was Director of Finance for the Company from June 1998 to December 2000.
    Commenting on the appointment, Ms. M. Christine Jacobs, Chief Executive Officer and President of Theragenics(R), stated, "I'm delighted that Frank has accepted the position of Chief Financial Officer. He brings a combination of managerial, accounting, and communication skills that make him qualified for this position. Frank's drive and his familiarity with our current operations will allow him to make an immediate and seamless contribution to the achievement of our strategic plans, including the successful integration of our recent acquisition, CP Medical."
    Prior to joining Theragenics in 1998, Mr. Tarallo spent several years working at public accounting firms, including as a Senior Manager and Audit Department Head of Grant Thornton LLP's Atlanta office. Mr. Tarallo is a Certified Public Accountant in the State of Georgia and graduated Cum Laude from Mercer University with a Bachelor of Business Administration in Accounting.
    Theragenics Corporation(R) (NYSE: TGX) is a provider of brachytherapy and wound closure products. The Georgia-based medical device company manufacturers and markets its premier product, the palladium-103 TheraSeed(R) device (www.theraseed.com,) and I-Seed, an iodine-125 device, which are used in the minimally invasive treatment of localized prostate cancer. Through its subsidiary, CP Medical (www.cpmedical.com), the Company also manufactures and distributes medical products for diverse markets including wound closure and cardiac pacing, as well as the general, dental, cosmetic and veterinary surgery markets. The Company is the world's largest producer of palladium-103. Theragenics(R) continues to expand its legacy of delivering products that change lives for the better. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.


    CONTACT: Theragenics Corporation, Buford
             Bruce W. Smith
             or
             Lisa Rassel, 800-998-8479 or 770-271-0233
             www.theragenics.com